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Ex-12e

                                                     Idaho Power Company
                                             Consolidated Financial Information
                                       Supplemental Ratio of Earnings to Fixed Charges


                                                             Twelve Months Ended December 31,
                                                                  (Thousands of Dollars)

                                                  1994         1995         1996         1997          1998
Earnings, as defined:
    Income before income taxes.................. $109,173     $135,333     $142,710     $138,746     $140,984
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)
    Equity in loss of equity method
      investments...............................        0            0            0            0          476
    Minority interest in losses of majority
      owned subs................................        0            0            0            0         (125)
    Supplemental fixed charges, as below........   57,849       59,992       60,939       64,317       64,051

        Total earnings, as defined.............. $167,348     $193,267     $202,236     $199,120     $200,689

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677
    Rental interest factor......................      794          925          991          982          801

        Total fixed charges.....................   55,227       57,381       58,339       61,743       61,478

    Supplemental increment to fixed charges*....    2,622        2,611        2,600        2,574        2,573

        Total supplemental fixed charges........  $57,849      $59,992      $60,939      $64,317      $64,051

Supplemental ratio of earnings to fixed charges.     2.89x        3.22x        3.32x        3.10x       3.13x

* Explanation of increment:
    Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operating expense.
                                                                                                               Exhibit 12-E

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